Exhibit 99.1

Contact:

Investors & Financial Media:

Mitch Gellman

(949) 260-8328

ir@simpletech.com

SIMPLETECH EXPANSION TO MALAYSIA EXPECTED TO IMPROVE GLOBAL

COMPETITIVENESS BY LOWERING ITS OVERALL COST STRUCTURE AND ITS LONG-TERM

EFFECTIVE CORPORATE INCOME TAX RATE

SANTA ANA, CALIF., August 30, 2006 — SimpleTech, Inc. (Nasdaq: STEC), today announced its plan to build a manufacturing facility in Penang, Malaysia. The company selected Malaysia because of its attractive income tax incentive package, proximity to several of the company’s major customers, ease of doing business, availability of low-cost qualified labor, availability of highly-qualified electronics engineering talent, and long track record of supporting the electronics industry. The comprehensive incentive package recently awarded by the government of Malaysia includes an extended tax holiday that will lower the company’s long-term effective income tax rate as operations ramp to meaningful production levels over time.

The company expects that the facility, which will be approximately 200,000 square feet in size, will be operational in the first quarter of 2008. The company estimates that its investment in land, facilities and capital equipment will approximate $28 million during the next five years.

“We look forward to working with the people of Malaysia and appreciate the support of its government in making this milestone happen,” said Manouch Moshayedi, chairman and chief executive officer of SimpleTech, Inc. We look forward to realizing the positive impact of this investment and having it translate to better service and support of our major multinational OEM customers in the region.”

This investment will allow SimpleTech to enhance its global competitiveness by improving its overall cost structure. For example, once operations ramp to meaningful production levels, the company expects its operating model to be positively impacted in the following ways:

•	Lowered overall long-term effective corporate income tax rate;

•	Reduced average production and engineering labor costs;

•	Better access to the world’s fastest growing markets;

•	Improved supply chain efficiency and reduced lead times since many of our key customers and suppliers have significant operations in Asia; and

•	Increased manufacturing efficiency through investments in new state-of-the-art equipment.

Today’s announcement emphasizes the company’s commitment to investing in the necessary capacity for growth and in a manner that will have meaningful impact on its global organization. In addition, it furthers the company’s commitment to its customers in the Asia Pacific region by strategically locating critical functions including sales, manufacturing and logistics. The Malaysia operations will be closely linked to the sales, engineering and logistics offices the company has already established in Taiwan, Hong Kong and Japan.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, develops, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies, and external storage solutions. Headquartered in Santa Ana, California, the company specializes in developing high-density DRAM memory modules and high-speed, high-capacity solid-state Flash drives and memory cards used in sensitive and highly-volatile environments. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investors” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our plans to build a manufacturing facility in Penang, Malaysia; expected improvement in global competitiveness, expected lowering of our overall cost structure and long-term effective corporate income tax rate; anticipated date the manufacturing facility will be operational; estimated amount of investment to open the manufacturing facility; expected positive impact of investment and translation into better service and support for our major multinational OEM customers in the region; positive impact on our operating model, reduced average production and engineering labor costs; better access to the world’s fastest growing markets; improved supply chain efficiency and reduced lead times; increase in manufacturing efficiency and our commitment to investing in our growth and our customers. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: we may not realize the anticipated tax, cost structure and other benefits from opening a Malaysian facility; the cost of the Malaysian facility is higher than expected; difficulty integrating the Malaysian facility into our overall operations; changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future; delays in the qualification process of our products with customers; our backlog may not result in future revenue; slower than expected expansion of our international business; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have made and may undertake in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; effects of seasonality; interruptions or delays at the semiconductor manufacturing facilities that supply products to us; higher than expected operating expenses; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets; our inability to maintain and increase market share; difficulty competing in sectors characterized by aggressive pricing and low margins; higher than anticipated product returns, inventory write-downs, price protection and rebate charges; new customer and supplier relationships may not be implemented successfully; impact of our previously announced stock repurchase program; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products. The information contained in this press release is a statement of SimpleTech’s present intention, belief or expectation. SimpleTech may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in SimpleTech’s assumptions or otherwise. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.